NEWS RELEASE

FOR IMMEDIATE RELEASE

Sandy Spring Bancorp Repurchases Warrant from the U.S. Treasury

OLNEY, Maryland (February 24, 2011) – Sandy Spring Bancorp, Inc. (the “Company”) (Nasdaq: SASR), parent company of Sandy Spring Bank, today announced that it has repurchased the warrant issued to the U.S. Department of the Treasury on December 5, 2008 in connection with Bancorp’s participation in the TARP Capital Purchase Program.  The 10-year warrant entitled the Treasury to purchase up to 651,547 shares at an exercise price of $19.13.  Bancorp paid $4,450,000 for its repurchase.

“We are pleased to have reached an agreement with the Treasury to repurchase the warrant and eliminate the potential dilutive effect to our stock for our shareholders,” said Daniel J. Schrider, President and Chief Executive Officer.  “Bancorp has lived up to the Treasury’s obligations and expectations within the Capital Purchase Program. We look forward to focusing our efforts on continued growth and sustained profitability.”

About Sandy Spring Bancorp, Inc./Sandy Spring Bank

With $3.5 billion in assets, Sandy Spring Bancorp, Inc. is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc. Sandy Spring Bancorp is the oldest and largest publicly traded banking company headquartered and operating in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail: DSchrider@sandyspringbank.com
PMantua@sandyspringbank.com
Web site:  www.sandyspringbank.com